Exhibit 99.1

News Release
For Immediate Release

OccuLogix, Inc. Announces Restatements of Financial Statements Relating to Consolidation of OcuSense, Inc.

- No Impact on Cash -

Toronto, ON—June 18, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that it intends to restate its unaudited consolidated financial statements for the quarter ended March 31, 2008, its audited consolidated financial statements for the financial years ended December 31, 2007 and December 31, 2006 and its unaudited consolidated financial statements for each of the first three quarters of the financial year ended December 31, 2007.  The restatements are being made in order to correct the manner in which OccuLogix has been consolidating OcuSense since November 30, 2006, the date on which OccuLogix acquired its majority ownership interest in OcuSense which consists of voting preferred stock.  The Company anticipates that the restatements will not result in a decline in total assets in any of the periods to be restated.

Since the date of the acquisition, OccuLogix has consolidated OcuSense on the basis of a voting control model.  OccuLogix has determined that, as a result of a voting agreement between OccuLogix and certain founding stockholders of OcuSense, OccuLogix is not able to exercise voting control as contemplated in ARB 51 “Consolidated Financial Statements” and FAS 94 “Consolidation of All Majority-Owned Subsidiaries”.  However, OccuLogix believes that OcuSense constitutes a “variable interest entity” as defined under FIN 46(R) “Consolidation of Variable Interest Entities”.  Under FIN 46(R), consolidation is based on “variable interests” rather than on voting interests. OccuLogix believes that it would have been required to consolidate OcuSense under the variable interest model as OccuLogix would absorb the majority of the expected losses of OcuSense.  While the Company anticipates that it will continue to consolidate OcuSense, the initial measurement of the related assets, liabilities and non-controlling interest under FIN 46(R) differs from what had been previously reported by OccuLogix using a voting control model.  OccuLogix is in the process of determining the impact of these differences, which will be reflected in the restated financial statements.

On a preliminary basis, OccuLogix estimates that the restatements will affect the previously reported intangible assets, deferred tax, non-controlling interest, equity balances and reported net loss.  The restatements will not impact the Company’s cash position for any of the affected periods.  The Company estimates that the impact on reported net loss for fiscal 2007 and 2006 will not exceed 5% and 5%, respectively, of the previously reported net loss.

The Company has not completed all of the work necessary to determine finally the impact of the restatements of its financial statements for the affected periods, and the impact described above reflects only the Company’s preliminary estimates based on currently available information.  Due to the anticipated restatements, the previously issued financial statements for the affected periods should not be relied upon.  In addition, Ernst & Young LLP, the Company’s auditors, has not finished its review of these restatements.  Accordingly, these preliminary estimates are subject to change, and any changes to these preliminary estimates, as well as any additional issues that may be identified in the review process, may be material to the Company’s restated financial statements for the affected periods.

OccuLogix expects to file amended annual and quarterly reports for the affected periods on or about July 11, 2008.

As previously announced, on May 20, 2008, OccuLogix filed a preliminary proxy statement to solicit the proxies of its stockholders for a number of proposed transactions, including, among others, the acquisition by OccuLogix of the minority ownership interest in OcuSense that it does not already own.  The Company’s preliminary proxy statement is currently the subject of review by the U.S. Securities and Exchange Commission.  Following the completion of this review and the filing of its amended annual and quarterly reports for the periods affected by the restatements, the Company will file and mail its final proxy statement.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

About OcuSense, Inc.

OcuSense (www.ocusense.com) is an ophthalmic device company developing and commercializing novel, laboratory-on-a-card technologies that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

William G. Dumencu
(905) 602-0887, ext. 3910
bill.dumencu@occulogix.com